TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (this "**Agreement**"), dated January__, 2023 ("**Agreement Date**"), is made by and between Roger Rawlins ("**Executive**") and Designer Brands Inc. ("**Designer Brands**"). Executive and Designer Brands are parties to this Agreement and are collectively referred to herein as the "**Parties**." This Agreement provides for the transition of Executive's responsibilities, sets forth certain payments to which Executive may be entitled from the Company (as defined below) in connection with Executive's termination of employment, and provides for Executive to provide consulting services to the Company following Executive's termination of employment.

As used in this Agreement, any reference to Executive shall include Executive, and in their capacities as such, Executive's heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Agreement, any reference to the "**Company**" shall mean Designer Brands and its subsidiaries, parent corporation, and affiliated entities.

In consideration of the mutual promises, agreements and representations contained herein, the Parties agree as follows:

1. **Transition Period**.

(a) Executive and Designer Brands have mutually agreed that Executive will continue to be employed by the Company in Executive's current position as Chief Executive Officer through April 1, 2023 or such earlier date as determined by the Board of Directors of Designer Brands (the "**Board**"), in accordance with Section 2 below. During the period commencing on the Agreement Date and ending on the Separation Date (as defined in Section 2 below) (the "**Transition Period**"), Executive will remain employed by the Company on a full-time basis and carry out such duties and responsibilities, which shall be consistent with Executive's position as Chief Executive Officer, as requested by the Board, including services intended to ensure a smooth transition of responsibility to the individual succeeding Executive as Chief Executive Officer of Designer Brands (the "**Successor CEO**"), if requested.

(b) During the Transition Period, Executive will continue to serve the Company faithfully, conscientiously and to the best of Executive's ability. Executive shall continue to devote sufficient time, attention, knowledge, energy and skills, during normal working hours, and at such other times as Executive's duties may reasonably require, to the duties of Executive's employment.

(c) During the Transition Period, Executive will continue to be eligible to participate in the Company's compensation and employee benefit plans as they are made available to employees of the Company, subject to the terms and conditions of the applicable plans. However, no additional equity grants will be made to Executive. For the avoidance of doubt, if a Change in Control (as such term is defined under the Designer Brands Inc. 2014 Equity Incentive Plan) occurs during the Transition Period while Executive

is employed by the Company, Executive's outstanding equity awards will be subject to the same treatment as outstanding equity awards held by other employees of the Company. Nothing in this Section 1(c) shall be construed to require the Company to establish, maintain or continue any compensation or benefit plan, program or arrangement. Except as otherwise expressly provided by their terms, such compensation or benefit plans, programs or arrangements are subject to modification or termination by the Company at any time.

2. **Separation from Service**.

(a) Executive and Designer Brands have mutually agreed that Executive's employment will terminate on April 1, 2023, unless terminated earlier pursuant to this Section 2. The Company may elect to terminate Executive's employment at any time during the Transition Period in its sole discretion, with or without Cause. Executive may elect to terminate Executive's employment at any time during the Transition Period for any reason or no reason. Executive's termination of employment on April 1, 2023, or earlier as described in this Section 2, shall be referred to herein as the "**Separation Date**." If Executive's employment terminates on account of termination by the Company for Cause or Executive's voluntary termination during the Transition Period, Executive shall not be entitled to receive any payments under Section 3(b) below.

(b) As of the Separation Date, Executive will cease to hold any position or office with the Company, including as a member of the Board of Directors of Designer Brands (the "**Board**") and an officer or director of the Company, and Executive will be deemed to have resigned from the Board and all other positions as an officer of director of the Company as of the Separation Date. Executive agrees to sign such documents as may be necessary or appropriate to document such resignation. For purposes of this Agreement, the term "**Cause**" has the meaning ascribed to such term in the Amended and Restated Standard Executive Severance Agreement between Executive and Designer Brands, dated December 6, 2019 (the "**Executive Severance Agreement**").

3. **Company's Obligations**.

(a) Upon Executive's termination of employment, and regardless of whether Executive executes this Agreement or executes or revokes the Second Release (as defined below) , the Company will pay Executive a lump sum payment for Executive's accrued but unused paid-time-off days and accrued but unpaid base salary as of the Separation Date. Such payment will be made in a single lump sum by the regular payroll date for the pay period in which the Separation Date occurs.

(b) Provided that Executive (i) is not terminated for Cause and does not voluntarily terminate employment during the Transition Period, (ii) signs and does not revoke this Agreement, (ii) signs the Second Release and Waiver of Claims, substantially in the form attached on Exhibit A ("**Second Release**"), on or after the Separation Date and does not revoke the Second Release, and (iv) complies with the Restrictive Covenants (as defined in Section 5 below), the Company agrees to pay Executive the compensation and

benefits set forth on Exhibit B. The compensation and benefits set forth on Exhibit B are in lieu of any severance amounts under any Company separation or severance plan or programs, including the Executive Severance Agreement.

(c) In the event Executive dies after the Separation Date, any payments due to Executive under this Agreement and not paid prior to Executive's death shall be made to the personal representative of Executive's estate.

(d) All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

4. **Consulting Advice and Assistance.**

(a) During the 12-month period following the Separation Date (the "**Consulting Period**"), Executive shall provide consulting advice and assistance as reasonably requested by the Board or the Successor CEO, including consulting advice and assistance to ensure a smooth transition of responsibility to the Successor CEO, for no additional compensation. Executive shall make himself available for such consulting advice and assistance at such times during business hours as may be reasonably requested by the Successor CEO, but not in excess of 30 hours per month. The Parties acknowledge that Executive may engage in other business activities during the Consulting Period, provided that such activities do not violate the Restrictive Covenants (as defined in Section 5 below).

(b) In providing such consulting advice and assistance, Executive will comply fully with all applicable laws and all applicable policies of the Company. Executive shall not be considered an employee of the Company after the Separation Date, and shall not receive additional compensation for providing consulting advice and assistance during the Consulting Period on a basis consistent with the provisions of Section 4(a).

(c) The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive during the in conjunction with providing such consulting advice and assistance in accordance with the Company's expense reimbursement policy.

(d) The Parties agree that it is anticipated that Executive's consulting advice and assistance pursuant to this Section 4 will not require Executive to render services each month at a level that exceeds 20% of the average level of Executive's services as an employee of the Company over the 36-month period preceding the Separation Date. The Parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code or 1986, as amended (the "**Code**"), Executive will have undergone a "separation from service," within the meaning of Section 409A of the Code, from the Company upon the Separation Date.

(e) The Company shall indemnify Executive, to the fullest extent permitted by Ohio law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, that relates to the consulting services described in this Section 4 (a "**Proceeding**"). Expenses incurred by Executive in connection with any such Proceeding will be paid, or reimbursed by the Company, promptly upon (i) a determination by the Company that Executive is entitled to indemnification by the Company pursuant to this Section 4(e) with respect to such expenses and proceeding, (ii) a written undertaking by Executive, or on Executive's behalf, to and in favor of the Company, wherein Executive agrees to repay the amount if Executive is determined not to have been entitled to indemnification under this Section 4(e) and (iii) reasonable supporting documentation demonstrating that the expenses have been incurred. Notwithstanding the foregoing, in no event shall the foregoing indemnification apply to any costs, expenses, liabilities or losses resulting from Executive's engaging in conduct that constitutes Cause.

5. **Executive's Obligations**. Executive agrees to comply with the restrictive covenants and agreements set forth in any written agreement with the Company containing restrictive covenants and agreements, including under Section 1.00 of the Executive Severance Agreement, including without limitation non-competition, non-solicitation, confidentiality, intellectual property assignment, cooperation, and non-disparagement obligations (collectively, the "**Restrictive Covenants**"). Executive expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. Executive further acknowledges that in the event that Executive violates any of the Restrictive Covenants, Executive shall forfeit any unpaid amounts described in Section 3(b) and shall return to the Company any amounts previously paid under Section 3(b), and the Company shall have no further obligation to Executive.

6. **Release**.

(a) In further consideration of continued employment through the Separation Date and the amounts payable under this Agreement, Executive hereby agrees, subject to and without waiving any rights identified in Section 9 (Permitted Conduct) below, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Company and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company's past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the "**Released Parties**"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Executive may have, or which

Executive's heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment with the Company to and including the date on which Executive executes this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship and/or the termination of Executive's employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act ("**ERISA**") (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act ("**ADEA**"), the Older Workers' Benefit Protection Act ("**OWBPA**"), the Ohio Civil Rights Act, the Ohio Equal Pay Act, the Ohio Whistleblowers' Protection Statute, the Ohio Wage Payment Law, the Ohio Minimum Fair Wage Standards Act, the Ohio Miscellaneous Labor Provisions, the Ohio Workers' Compensation Retaliation Law, and any other federal, state or local statutes or common law under which Executive can waive Executive's rights, any contracts between the Released Parties and Executive, and all claims for counsel fees and costs. Executive acknowledges that Executive has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

(b) In waiving and releasing any and all claims against the Released Parties, whether or not now known to Executive, Executive understands that this means that if Executive later discovers facts different from or in addition to those facts currently known by Executive, or believed by Executive to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Executive's later discovery of such facts, even if Executive would not have agreed to this Agreement if Executive had prior knowledge of such facts.

(c) Notwithstanding anything in this Section 6 to the contrary, Executive does not waive (i) any entitlements under the terms of the Agreement, (ii) Executive's existing right to receive vested accrued benefits under any plans or programs of the Company under which Executive has accrued benefits (other than under the Executive Severance Agreement and any other Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived, (iv) any rights or claims that may arise after the date Executive executes this Agreement, to the extent not waived by the Release, (v) any right to indemnification under the bylaws of the Company, under any directors and officers insurance policy, or under this Agreement, with respect to Executive's performance of duties as an employee, officer or director of the Company or as a consultant under this Agreement and (vi) any claim or right Executive may have for unemployment insurance benefits, workers' compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

7. **Return of Property**. Executive warrants that Executive will return all Company property to the Company on or before the Separation Date, as directed, and Executive will not retain any property of the Company, except as may be approved by the Successor CEO in connection with the consulting advice and assistance described in Section 4. To the extent that Executive made use of Executive's own personal computing devices (e.g., cell phone, laptop, thumbdrive, etc.) during employment with the Company, and except as may be approved by the Successor CEO in connection with the consulting advice and assistance described in Section 4, Executive will deliver such personal computing devices to the Company for review and will permit the Company to delete all Company property and information from such personal computing devices, or permit the Company to remotely delete all Company property and information from such personal computing devices.

8. **Cooperation**. Except as expressly permitted or required by this Agreement or by law and as set forth in Section 9 (Permitted Conduct) below, Executive agrees that, upon the Company's reasonable notice to Executive (which shall appropriately take into account his personal and professional schedule), Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company or of which Executive has knowledge by virtue of Executive's employment with the Company. Upon submission of appropriate documentation, the Company shall pay or Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.

9. **Permitted Conduct**. Nothing in this Agreement shall prohibit or restrict Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information and trade secrets of the Company, Executive agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. However, Executive hereby waives Executive's right to receive any individual monetary relief from the Released Parties resulting from such claims, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to Section 3(b) of this Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected

violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10. **No Other Benefits or Compensation**. Effective on the Separation Date, Executive shall cease to be a participant in the benefit plans of the Company, except that (a) Executive's coverage under the applicable Company health plan shall continue until the end of the calendar month in which the Separation Date occurs and Executive may thereafter elect continued health coverage under the Consolidated Omnibus Budget Reconciliation Act, subject to the terms of the health plan and subject to Executive paying the applicable premiums (and subject to Exhibit B) and (b) Executive's coverage under the applicable Company liability insurance policy shall continue pursuant to Section 5.00 of the Executive Severance Agreement.

11. **No Admission of Liability**. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing on the part of the Company or Executive under any law, statute, regulation or ordinance.

12. **Controlling Law**. This Agreement and all matters arising out of, or relating to, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state designated in such benefit plan or other employment-related agreement.

13. **Arbitration**. Except with respect to injunctive relief to enforce the Restrictive Covenants, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Columbus, Ohio, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. Judgment upon the written award may be entered and enforced in any court of competent jurisdiction. The Parties acknowledge that the arbitrator acts as a substitute for a judge or jury who would otherwise decide disputes, and voluntarily waive their constitutional right to a jury trial. Any costs unique to arbitration, such as arbitrator fees and venue fees, shall be divided between and paid by the Parties.

14. **Severability**. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Section 6 of this Agreement or the Second Release is held to be unlawful, invalid or unenforceable, any payments made pursuant to Section 3(b) shall be returned to the Company and no

further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

15. **Amendment**. The Parties agree that this Agreement may not be altered, amended or modified, in any respect, except by a writing duly executed by both Parties.

16. **Entire Agreement**. The Parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them; that (except as provided in the following sentence) this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any other agreement with respect to the subject matter hereof, including the Executive Severance Agreement (other than Section 5.00 and as provided in the following sentence). Notwithstanding the foregoing, Executive agrees that Executive shall remain subject to all Restrictive Covenants, and such Restrictive Covenants will continue in effect according to their terms.

17. **Section 409A**. This Agreement is intended to comply with Section 409A of the Code, or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Agreement to the contrary. Payments and benefits under this Agreement are intended to be exempt from Section 409A of the Code under the "short term deferral" exception, to the maximum extent applicable, and then under the "separation pay" exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to Section 409A of the Code, in no event shall Executive, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to Section 409A of the Code, in no event shall the timing of Executive's execution of the Second Release, directly or indirectly, result in Executive designating the calendar year of payment of any amount set forth in Section 3(b) above, and if a payment of any amount set forth in Section 3(b) above is subject to Section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of the Second Release, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. If required by Section 409A of the Code, and if Executive is a "specified employee" upon the Separation Date, payments under Section 3(b) above will not begin to be paid until after the date that is six months following Executive's Separation Date or, if earlier, the date of Executive's death. Any payments that otherwise would have been paid to Executive during the period between the Separation Date and the commencement date shall be paid to Executive in a lump sum on the commencement date. Thereafter, any payments that remain outstanding shall be paid

without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

18. **Executive Acknowledgements**. Executive hereby acknowledges that:

(a) The Company advises Executive to consult with an attorney before signing this Agreement;

(b) Executive has obtained independent legal advice from an attorney of Executive's own choice with respect to this Agreement or Executive has knowingly and voluntarily chosen not to do so;

(c) Executive freely, voluntarily and knowingly entered into this Agreement after due consideration;

(d) Executive had at least 21 days to review and consider this Agreement;

(e) If Executive knowingly and voluntarily chooses to do so, Executive may accept the terms of this Agreement on or within 21 days after receipt of this Agreement;

(f) Executive has a right to revoke this Agreement by notifying the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company at the Company in writing within seven days of Executive's execution of this Agreement;

(g) Unless revoked, this Agreement will become effective on the eighth day following its execution;

(h) Changes to the Company's offer contained in this Agreement that are immaterial will not restart the consideration period;

(i) In exchange for Executive's waivers, releases and commitments set forth herein, including Executive's waiver and release of all claims arising under the ADEA and OWBPA, the payments, benefits and other considerations that Executive is receiving pursuant to the Agreement exceed any payment, benefit or other thing of value to which Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

(j) No promise or inducement has been offered to Executive, except as expressly set forth herein, and Executive is not relying upon any such promise or inducement in entering into this Agreement; and

(k) EXECUTIVE REPRESENTS THAT EXECUTIVE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT IS WRITTEN IN A MANNER THAT EXECUTIVE CAN UNDERSTAND AND THAT THE COMPANY

HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

EXECUTIVE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EXECUTIVE'S OWN FREE ACT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

Designer Brands Inc.

Date: 1/4/23

By: [signature]
Name: Karen Cho
Title: Chief Human Resources Officer

Date: 1/4/23

By: [signature]
Roger Rawlins

Exhibit A

Second Release and Waiver of Claims ("Release")

1. In further consideration of the compensation provided by Designer Brands Inc. ("**Designer Brands**") to Roger Rawlins (including his heirs, administrators, representatives, executors, legatees, successors, agents and assigns in their capacities as such "**Executive**"), as set forth in Section 3(b) of the Transition and Consulting Agreement between Executive and Designer Brands to which this Exhibit A is attached (the "**Agreement**"), Executive hereby agrees, subject to and without waiving any rights identified in Section 9 (Permitted Conduct) of the Agreement, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE Designer Brands and its subsidiaries (together, the "**Company**") and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company's past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the "**Released Parties**"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Executive may have, or which Executive's heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment with the Company to and including the date on which Executive executes this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship and/or the termination of Executive's employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act ("**ERISA**") (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act ("**ADEA**"), the Older Workers' Benefit Protection Act ("**OWBPA**"), the Ohio Civil Rights Act, the Ohio Equal Pay Act, the Ohio Whistleblowers' Protection Statute, the Ohio Wage Payment Law, the Ohio Minimum Fair Wage Standards Act, the Ohio Miscellaneous Labor Provisions, the Ohio Workers' Compensation Retaliation Law, and any other federal, state or local statutes or common law under which Executive can waive Executive's rights, any contracts between the Released Parties and Executive, and all claims for counsel fees and costs. Executive acknowledges that Executive has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in the Agreement are related to sexual harassment or sexual abuse.

2. In waiving and releasing any and all claims against the Released Parties, whether or not now known to Executive, Executive understands that this means that if Executive later discovers facts different from or in addition to those facts currently known by Executive, or believed by Executive to be true, the waivers and releases of this Release will remain effective in all respects, despite such different or additional facts and Executive's later discovery of such facts, even if Executive would not have agreed to this Release if Executive had prior knowledge of such facts.

3. Notwithstanding anything in this Release to the contrary, Executive does not waive (a) any entitlements under the terms of the Agreement, (b) Executive's existing right to receive vested accrued benefits under any plans or programs of the Company under which Executive has accrued benefits (other than under the Executive Severance Agreement and any other Company separation or severance plan or programs), (c) any claims that, by law, may not be waived, (d) any rights or claims that may arise after the date Executive executes this Release, (e) any right to indemnification under the bylaws of the Company, or under any directors and officers insurance policy, with respect to Executive's performance of duties as an employee, officer or director of the Company, and (f) any claim or right Executive may have for unemployment insurance benefits, workers' compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

4. Executive acknowledges that, upon receiving the payments and benefits provided for in Section 3 of the Agreement, Executive has received all benefits and amounts due from the Company related to Executive's employment with the Company, including all wages, overtime, bonuses, commissions, incentives, sick pay, personal leave and vacation pay to which Executive is entitled and that no other amounts are due to Executive other than as set forth in the Agreement. Executive also acknowledges that Executive was provided any leaves to which Executive was entitled in connection with Executive's employment with the Company. Notwithstanding the foregoing, nothing in this Release is a waiver, modification or forfeiture of any vested accrued benefit that Executive may have under the Company's benefit plans.

5. Executive hereby acknowledges that:

(a) The Company advises Executive to consult with an attorney before signing this Release;

(b) Executive has obtained independent legal advice from an attorney of Executive's own choice with respect to this Release or Executive has knowingly and voluntarily chosen not to do so;

(c) Executive freely, voluntarily and knowingly entered into this Release after due consideration;

(d) Executive had at least 21 days to review and consider this Release;

(e) Executive will not sign this Release before the Separation Date;

(f) If Executive knowingly and voluntarily chooses to do so, Executive may accept the terms of this Release on or within 21 days after the Separation Date;

(g) Executive has a right to revoke this Release by notifying the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company at the Company in writing within seven days of Executive's execution of this Release;

(h) Unless revoked, this Release will become effective on the eighth day following its execution (the "**Effective Date**");

(i) Changes to the Company's offer contained in this Release that are immaterial will not restart the consideration period;

(j) In exchange for Executive's waivers, releases and commitments set forth herein, including Executive's waiver and release of all claims arising under the ADEA and OWBPA, the payments, benefits and other considerations that Executive is receiving pursuant to the Agreement exceed any payment, benefit or other thing of value to which Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

(k) No promise or inducement has been offered to Executive, except as expressly set forth herein, and Executive is not relying upon any such promise or inducement in entering into this Release; and

(l) EXECUTIVE REPRESENTS THAT EXECUTIVE HAS READ THE TERMS OF THIS RELEASE, THAT THIS RELEASE IS WRITTEN IN A MANNER THAT EXECUTIVE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS RELEASE OTHER THAN THOSE CONTAINED HEREIN.

EXECUTIVE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EXECUTIVE'S OWN FREE ACT.

Date: ________________

By: ________________________

Roger Rawlins ***(TO BE SIGNED ON OR AFTER THE SEPARATION DATE)***

Exhibit B

Schedule of Compensation and Benefits

The following details the compensation and benefits payable to Executive pursuant to Section 3(b) of the Agreement, of which this Exhibit B forms a part. Capitalized terms used but not defined in this Exhibit B have the meaning set forth in the Agreement.

Cash Payments

The Company shall pay Executive cash payments equal to $1,950,000, which is equal to 18 months of Executive's base salary as in effect on the Separation Date (the "**Cash Payments**"), as follows:

- The portion of the Cash Payments that does not exceed two times the annual compensation limit set forth in Section 401(a)(17) of the Code as of the Separation Date ($660,000 in 2023), shall be paid in installments in accordance with the Company's normal payroll practices, over the 18-month period following the Separation Date (the "**Payment Period**").
- The remainder of the Cash Payments shall be paid in installments in accordance with the Company's normal payroll practices, over the 12-month period following the date that is six months after the Separation Date.

If, during the Payment Period, Executive becomes employed or retained by another company (subject to the Restrictive Covenants), the Cash Payments will be reduced by 50% for the remainder of the Payment Period. Executive agrees to promptly notify the Company of any subsequent employment or consulting arrangement with another company during the Payment Period.

Health Coverage

The Company shall reimburse Executive for the cost of maintaining continuing health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of no more than 18 months following the Separation Date, less the amount Executive is expected to pay as a regular employee premium for such coverage. Such reimbursements will cease if Executive becomes eligible for substantially comparable coverage under another benefit plan. Executive agrees to promptly notify the Company if Executive becomes eligible for coverage under another benefit plan. Such reimbursements shall be taxable income to Executive and shall be subject to applicable tax withholding.

Cash Incentive Bonus

The Company shall pay Executive 1.5 times the cash incentive bonus that Executive would have received under the Designer Brands Inc. 2005 Cash Incentive Compensation Plan (the "**Cash Incentive Plan**") for the performance period in which the Separation Date occurs

(the Company's 2023 fiscal year), had Executive's employment not been terminated, based on actual Company performance through the end of the performance period as determined by the Compensation Committee of the Board or its delegate. The Cash Incentive Bonus, if any, shall be paid to Executive on the date cash incentive plan awards are paid to active participants for the applicable performance period, which has been historically paid during the first fiscal quarter of the year following the year to which the cash incentive plan award relates but not later than April 15 of the year immediately following the relevant performance year. In determining whether the established performance goals have been met, the determination to include or exclude from the Company's adjusted operating income the payments made to Executive pursuant to this Agreement shall be consistent with the past practices of the Company.

Notwithstanding anything herein to the contrary, to the extent permitted or required by governing law, the Company's Compensation Committee shall have discretion to require Executive to repay to the Company the amount of any cash incentive bonus to the extent that the Compensation Committee or Board determines that such bonus was not actually earned by Executive because (A) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (B) Executive has engaged in fraud, gross negligence or intentional misconduct; or (C) Executive has deliberately misled the market or the Company's stockholders regarding the Company's financial performance. In addition, any cash incentive bonus is subject to any applicable clawback policy adopted by the Board.

Equity Incentives

With respect to the outstanding awards granted to Executive under the Designer Brands Inc. 2005 Equity Incentive Plan and the Designer Brands Inc. 2014 Equity Incentive Plan ("**Awards**"):

i. Any nonqualified stock options that are vested on the Separation Date shall be exercisable until the earlier of 90 days following the Separation Date or the original grant expiration date, subject to the trading rules set forth in the Company's policies and procedures, including the Designer Brands Inc. Insider Trading Policy;

ii. Any Awards that would vest solely upon the passage of time shall become vested on the Separation Date with respect to that portion of the Awards that have a vesting date occurring during the 18-month period following the Separation Date; and

iii. With respect to Awards that would vest solely upon the satisfaction of a specified requirement, or upon satisfaction of the passage of time and satisfaction of a specified requirement, in the event that all such requirements are satisfied prior to the end of the 18-month period following the Separation Date, such Award shall vest and be awarded to Executive upon the satisfaction of all applicable requirements.

iv. Assuming that the Separation Date occurs on April 1, 2023, the following Awards will vest (or be eligible to vest, as applicable) in connection with this Agreement:

Grant Type	Grant Date	Number of Shares
Restricted Stock Units	9/8/2020	381,088
Performance Shares	3/23/2021	247,784
Restricted Stock Units	3/23/2021	165,188

The number of shares set forth above will be increased based on any dividend equivalents credited to the Awards during the Transition Period.

Non-Qualified Deferred Compensation

Executive's account balance under the DSW Inc. Nonqualified Deferred Compensation Plan (the "**Deferred Compensation Plan**") will be paid to Executive in a lump sum payment six months following the Separation Date in accordance with Executive's deferral elections under the Deferred Compensation Plan. As of December 30, 2022, Executive's account balance under the Deferred Compensation Plan was $93,512 and shall be subject to adjustment to take into account investment returns as described in the Deferred Compensation Plan.